Exhibit 4.17

To

For Bank Use		Name of Customer	Identification No.	Branch	Account No.	CF-70 - Corporations (Document Category - For Internal Use)	7+
	1.	ODDITY TECH LTD	514936269	* * *	* * *
	2.
	3.

Letter of Approval of Credit Facility Drawn Up on 15/01/2025

1.General

Pursuant to your application, we hereby notify you that Bank Hapoalim B.M. (hereinafter: the “Bank”) has agreed to allocate to you a credit facility in the accounts that are specified at the top of this Letter (hereinafter, jointly and severally: the “Facility Accounts”) in the amount, for the term, and on the terms and conditions that are each specified in this Letter below (hereinafter: the “Credit Facility”) and that you will be able to utilize the Credit Facility for the types of credit and on the terms that are specified in this Letter.

2.Amount of the Facility

2.1	The amount of the Credit Facility is (select one of the following) :☐ NIS / ☒ US$ 140,000,000

(hereinafter: the “Facility Amount”).

2.2

The type of currency in which the Facility Amount stated in Section 2.1 above and the Utilization Balance stated in Section 5 below is denominated does not necessarily constitute the type of currency in which you will be allowed to utilize the Credit Facility.

2.3

For as long as the Bank has not notified you otherwise, you will only be allowed to utilize the Credit Facility in the following currencies (select one or more of the following): ☒ New Israeli Shekels / ☒ The following foreign currencies only: us$.

2.4	The Bank may allow you from time to time to utilize the Credit Facility with additional currencies at its discretion (hereinafter: the “Facility Utilization Currencies”).

3.Term of the Credit Facility (select one of the following):

3.1	☐ Renewable Credit Facility:[1]
3.1.1

The Credit Facility will be in effect from (hereinafter: the “Facility Start Date”) until (inclusive). Thereafter, the Credit Facility will be renewed for additional terms of (select one of the following) ☐ one month / ☐ three months / ☐ six months / ☐ 12 months each (hereinafter: respectively: the “Facility Renewal Date” and “Additional Term”) unless you have notified the Bank in writing at any time that you do not wish the Credit Facility to be renewed or the Bank has notified you in writing of non-renewal at least thirty (30) days before the Facility Renewal Date (the last date of the first term of the Credit Facility and the last date of each Additional Term will be referred to hereinafter, as the case may be: the “Facility End Date”). The renewal of the Credit Facility will be on such terms as are in effect at the time of each such renewal or on such other terms as the Bank may notify you of writing at least thirty (30) days before the relevant Facility Renewal Date.

3.1.2

Notwithstanding the foregoing, the Bank may renew the Credit Facility for Additional Terms that are shorter or longer than the term stated above (but that are for no longer than one year) each time and, in such a case, the terms: “Facility Renewal Date” and “Additional Term” will have the relevant respective meanings, as the case may be. The Bank will notify us in writing of the renewal of the Credit Facility for such shorter or longer Additional Term.

3.2	☒ Fixed Term Credit Facility

The Credit Facility will be in effect from (hereinafter: the “Facility Start Date”) until 31/12/2025

(inclusive) (hereinafter: the “Facility End Date”).

4.Types of Credit for utilization under the Credit Facility

4.1Types of Credit that can be utilized under the Credit Facility and the interest rates applying to them (select one

1  Unless expressly stated otherwise by the Bank, that stated in Section 3 with respect to the initial term of the Credit Facility and the additional terms, if any, overrides anything stated or displayed on this matter in any of the current reports and information screens that are displayed in any of the service channels to which the account is attached.

or more of the following):2

The types of credit that can be utilized under the Credit Facility and the nominal rates of interest applying to them (assuming no arrears in repayment of the Credit),3 subject, inter alia, to the payment of fees and expenses as customary at the Bank, all as will be set forth, in accordance with any law, in the Credit Documents for the Credit that will be utilized on account of the Credit Facility are as follows (check the relevant boxes):

4.1.1

☒ Short-term loans in Israeli currency (including “check discounting” loans and excluding “rollover loans”), whose term does not exceed 12 months,[4] with a variable nominal annual interest rate that does not exceed Prime (the Bank of Israel interest rate + 1.5 percentage points) plus percentage points on a per annum basis.

4.1.2

☒ Short-term rollover loans in Israeli currency, with a variable interest rate and on additional terms as set forth in the addendum to this Letter headed “Addendum to Letter of Approval of Credit Facility - Terms for Utilization of Rollover Loans” (CF70(6)).

4.1.3	☐ Foreign currency variable daily interest rate loans at the rates as set forth in Appendix 4.1.3 to this Letter.
4.1.4	☐ Foreign currency variable periodic interest rate loans at the rates set forth in Appendix 4.1.4 to this Letter.
4.1.5	☐ For Large Businesses - Short-term overdraft facilities in Israeli currency with a variable nominal

annual interest rate that does not exceed Prime (the Bank of Israel interest rate + 1.5 percentage points) plus        percentage points on a per annum basis.

4.2Additional types of Credit that can be utilized under the Credit Facility subject to future agreement on their terms

In addition to that stated in Section 4.1 above and without derogating from that stated therein, additional types of Credit that can, in principle, be utilized under the Credit Facility in accordance with their terms are as follows. However, since it is not possible to determine all of the terms that will apply in connection with the utilization on the date of the drawing up of this Letter, it is clarified that utilization of the following types of Credit under the Credit Facility is also subject, inter alia, to our reaching agreement as to all of the terms in connection with the utilization of each such Credit each time you request to utilize such Credit on account of the Credit Facility taking into account the standard terms of the Bank at each relevant date with respect to you in connection with advancing Credit of the type sought and taking into account its characteristics (check the relevant boxes):

4.2.1	☐ Short-term variable interest rate loans in Israeli currency, whose terms exceed months[5] but do not exceed one year.

4.2.2	☐ Short-term fixed interest rate loans in Israeli currency.
4.2.3	☐ Long-term variable interest rate loans for a term that does not exceed years in Israeli currency.
4.2.4	☐ Long-term fixed interest rate loans for a term that does not exceed years in Israeli currency.
4.2.5	☒ Short-term variable interest rate loans in the following foreign currencies: us$.
4.2.6	☒ Short-term fixed interest rate loans in the following foreign currencies: us$.
4.2.7	☐ Long-term variable interest rate loans for a term that does not exceed years in the following

foreign currencies       .

4.2.8	☐ Long-term fixed interest rate loans for a term that does not exceed years in the following

foreign currencies       .

4.2.9	☒ For Large Businesses - Short-term variable interest rate overdraft facilities in the following foreign currencies: us$.
4.2.10	☒ Bank guarantees that are categorized as financial bank guarantees for a term that does not exceed 1 years in Israeli currency.
4.2.11	☒ Bank guarantees that are not categorized as financial bank guarantees for a term that does not exceed 1 years in Israeli currency.
4.2.12	☐ Bank guarantees that are categorized as financial bank guarantees for a term that does not exceed years in the following foreign currencies: .
4.2.13	☐ Bank guarantees that are not categorized as financial bank guarantees for a term that does not exceed years in the following foreign currencies: .

2  On-call credit loans can not be utilized on account of the Credit Facility.

3  The rate of default interest that will apply to any of the Credit Amounts will not exceed the maximum rate permitted by law.

4  Fill in with a term that does not exceed 12 months.

5  Fill in with a term that does not exceed 3 months.

4.2.14☐ Documentary credit for a term that does not exceed      years in Israeli currency.

4.2.15☐ Documentary credit for a term that does not exceed      years in the following foreign currencies:

5.Balance for utilization on account of the Credit Facility

5.1

For the purpose of calculating the amounts remaining for utilization on account of the Credit Facility, on each relevant calculation date, the aggregate amount of the Credit of the types specified in Section 4 above (including the various types of current accounts), including Credit of the types stated that has been, or will be, advanced to you in the Facility Accounts, whether such Credit has been advanced to you under the Credit Facility or not under the Credit Facility, as set forth below, will be deducted from the amount of the Credit Facility:

5.1.1

All of the balances of the amounts of the Credit of the types stated in Section 4 above (that are not on account of an overdraft facility) that have been utilized on account of the Credit Facility and the amounts of interest that have accrued but have not yet been charged and that have not yet been repaid by the relevant calculation date; and

5.1.2	If overdraft facilities are included among the types of Credit that are specified in Section 4 above, the higher of the following two:
5.1.2.1	The amounts of the overdraft facilities that are in effect; and
5.1.2.2	The amounts of the debit balances on the current account (including unapproved debit balances in the Facility Accounts on which there are approved overdraft facilities);

and this applies even if the agreed repayment date of any of such Credit Amounts has not yet arrived.

(The Facility Amount, less all of the amounts stated in this Section 5.1 above, will be referred to hereinabove and hereinafter as of each relevant calculation date as the “Utilization Balance”).

5.2Foreign currency amounts

If an amount of Credit that has been utilized in the Facility Account is denominated in any foreign currency, then, for the purpose of calculating the Utilization Balance, the Facility Amount and the amount of each tranche of Credit that has been utilized on account thereof in any such foreign currency will be calculated in New Israeli Shekels at the Representative Rate of the relevant foreign currency. In addition, if the Facility Amount is denominated in U.S. dollars, after the conversion stated in this Section 5.2 above has been made, the total of all of the amounts calculated in New Israeli Shekels, as stated, plus the amount of each tranche of Credit that has been utilized on account of the Credit Facility in New Israeli Shekels will be calculated in U.S. dollars at the Representative Rate of the U.S. dollar.

As of the last business day before the date of this Letter, the amount that has been utilized on account of the Facility (the Facility Amount less the Utilization Balance as calculated in accordance with Section 5.1 above) is (select one of the following):

☐ nis / ☐ us$

6.Restrictions on the utilization of the Utilization Balance for the different types of Credit

With respect to the types of Credit specified below, the following restrictions will apply in connection with the utilization of the Utilization Balance (check one or more of the following and complete, as necessary):

6.1

☐ With respect to the following types of Credit:         in aggregate, the maximum amount that may be utilized on account of the Credit Facility will not exceed the lower of (select one of the following):[6] ☐NIS        or the Utilization Balance / ☐ US$ or the Utilization Balance.

6.2

☐ With respect to the following types of Credit:        in aggregate, the maximum amount that may be utilized on account of the Credit Facility will not exceed the lower of (select one of the following):[6] ☐NIS        or the Utilization Balance / ☐ US$ or the Utilization Balance.

7.Conditions precedent to the utilization of the Credit Facility

The utilization of the Credit Facility on each relevant date will be conditional upon the satisfaction of all of the following conditions:

7.1

There will be no restriction or impediment by law (including any order, direction or instruction of any competent authority or body), pursuant to your documents of incorporation or any other agreement with respect to the provision of the Credit, the repayment of the Credit Amounts or the securities for it, their creation, their validity, the rights under them or their realization, and no approvals, agreements or permits from any entity or the taking of any other steps by you or by any third party for this purpose are required.

7.2	You will not be in breach of any of your undertakings under this Letter, and none of the cases in which the Bank

[6]	Check this optional section if it is desired to restrict the utilization amount of a particular type of credit on account of the Credit Facility.

may cancel the Credit Facility or reduce its amount, as specified in Section 9 below, applies.

7.3

All of the documents and approvals that may be required by the Bank in connection with the Credit, the securities for it and the Credit Documents will be provided to the Bank, and you will sign all such documents in favor of the Bank in the standard form and on the standard terms and conditions of the Bank and as may be agreed in writing between the Bank and you.

7.4	The Facility Amount will not be exceeded as a result of honoring your application to utilize Credit of any sort on account of the Credit Facility (whether fully or partially).
7.5

According to the calculations of the Bank, none of the restrictions prescribed under the Directives of the Supervisor of Banks - Proper Banking Conduct (including Directive 313 on single borrowers/borrower groups, or any other restriction in this regard) will be breached. If this condition precedent is not satisfied and it is not possible to advance the full amount of the Credit from the Credit Facility, the terms of the Credit Facility will be adjusted by written agreement between the Bank and you.

7.6

☐ Without derogating from that stated in Sections 7.1-7.5 above, any advance of the Credit is conditional upon full and eligible security being provided to the Bank for the purpose of reducing the credit risk, such that, according to the calculations of the Bank, it will not be necessary at any time whatsoever to allot supervisory capital in respect of any credit risk in connection with the Credit Facility and the Credit (including in accordance with Proper Banking Conduct Directive 203 on the standard approach to credit risk).[7]

7.7

☐ Without derogating from that stated in Section 7 above and if the details of a number of customers are stated at the beginning of this Letter, utilization of the Credit Facility on any relevant date will also be conditional upon the existence of mutual guarantees by you in favor the Bank without limitation as to their amount as security for repayment of all of the debts and obligations of each of you to the Bank, in every case in the standard form and on the standard terms and conditions of the Bank.[8]

8.Multiple holders

If the details of a number of customers are stated in the preamble to this Letter, the provisions of this Section 8 below will apply in connection with the Credit Facility:

8.1

Provision of information and waiver of confidentiality - by signing at the foot of this Letter, each of you: waives his right to banking confidentiality (if he has such right by law or agreement or otherwise) with respect to this Letter, including, with respect to the Credit Facility and the Credit that any of you has utilized or will utilize on account of the Credit Facility; agrees that the Bank may (but is not obligated to) provide to all or any of you any information in connection with any of the above through any means of communications that the Bank deems fit; undertakes not to make any allegation, demand or claim against the Bank, its employees or any party on its behalf in connection with the provision of information, as aforesaid, to any of you for any reason; and undertakes to bear liability for any damage or loss that may be caused to any of you as a result of the provision of any information, as aforesaid, by the Bank to any of you.

8.2

If not all of the Facility Accounts are held jointly for all of you with joint and several liability, then, by signing at the foot of this Letter, each of you: agrees that each of you may utilize the Credit Facility in accordance with the terms and conditions of this Letter and in accordance with the set of authorizations and other terms and conditions of management of the relevant Facility Account without requiring the receipt of additional approval from any of you who is not a joint holder of that account; agrees that, in the case of utilization of all or part of the Facility Amount, by any of you, as stated, the other holders of the Facility Accounts may utilize the remaining amount for utilization on account of the Credit Facility, as stated in Section 5.1 above, if any, and waives any allegation, demand or claim against the Bank in connection with this.

8.3

By signing at the foot of this Letter, each of you undertakes that he will be liable to the Bank, as a complete, absolute and irrevocable undertaking, for the full and exact repayment of all of the amounts that are, or will be, due to the Bank from him in respect of, and in connection with, all of the Credit that is utilized by him from the Credit Facility, in accordance with the terms of the Credit Documents that have been signed by him in favor of the Bank.

9.	Cancellation of the Credit Facility or reduction of its amount
9.1

The Bank may, immediately and without giving prior notice, cancel the Credit Facility or reduce the Facility Amount (including by setting the Facility Amount as being equal to the amounts that have been utilized on account of the Credit Facility as of that date) in any case where there is a risk to the ability of the Bank to collect

[7]

This optional section should be checked if it is not wished for capital to be allotted in respect of the credit risk of the facility since, according to this section, a condition of the utilization of the facility is that no capital will be allotted in respect of the utilization.

[8]

This optional section should be checked if there are multiple customers and it is wished to make the utilization of the Credit Facility conditional upon the existence of mutual guarantees of the customers to which the joint Credit Facility is being given.

all or part the amounts of the Credit due to an adverse change in your solvency; or upon the creation of other conditions in accordance with that stated under the Credit Documents that require the immediate cancellation of the Credit Facility or of a line of one of the types of credit included in it, or an immediate reduction in their amount; or if any event occurs in accordance with that stated in the Credit Documents that gives the Bank a right to accelerate the repayment of any amount of the Credit Amounts (even if the Bank does not exercise the right and without taking into account the length of any warning, cure or waiting periods that have been agreed upon in writing); or in other cases that are permitted in accordance with any law.

9.2

In the case of cancellation of the Credit Facility or a reduction in the Facility Amount, as stated above, the Bank will send you a notice of this simultaneously with cancelling the Credit Facility or reducing the Facility Amount, as stated.

9.3	It is clarified that nothing stated in this Letter derogates from any of the rights of the Bank to demand immediate repayment by you of all or part the Credit Amounts to the Bank in accordance with the terms and conditions provided in any of the Credit Documents under which any such Credit has been or will be advanced to you.

10.	Prohibition against exceeding the Facility Amount

By signing at the foot of this Letter, you hereby undertake to manage the Facility Accounts such that the Facility Amount will not be exceeded at any time. Without derogating from the provisions of this Letter, the amount of any excess over the Facility Amount, if any is created, will be repaid by you immediately upon its creation, without a requirement for any notice or demand to be sent by the Bank to do so. Without derogating from your undertaking stated above, or the terms and conditions of any of the Credit Documents and subject to every law, the Bank may act in accordance with all of its rights in accordance with the Credit Documents with respect to any excess over the amount of the Facility, if any is created and is not repaid by you immediately upon its creation.

11.	Fees and expenses

In connection with the Credit Facility, you will pay Bank the fees specified in this Section 11 below, which will be charged to the New Israeli Shekels current account with account number at the ( ) branch of the Bank. That stated below, does not include details of the fees in respect of, or in connection with, the management of the Facility Accounts and the provision of any credit in these accounts on account of the Credit Facility, which will be specified in the other Credit Documents (check the appropriate boxes):

11.1	☒ Fees for Handling of Credit and Securities - preparation of documents (for a Large Business).

11.1.1Service in respect of which the fee is collected - Handling of the allocation of the Credit Facility.

11.1.2Amount of the fee - NIS 0.

11.1.3Rate of the fee and its method of calculation -% of the Facility Amount (select one of the following):

☐ In accordance with that provided in the Fee List of the Bank, whatever it may be on the Credit Facility Start Date. It is clarified that, in any event, the amount of the handling fee that is presented above will not be less than the minimum amount provided in the Fee List of the Bank, if any, and will not exceed the maximum amount provided in the Fee List of the Bank, if any. If the Facility Amount is denominated in U.S. dollars, then, for the purpose of determining the amount of the handling fee, the Facility Amount will be calculated in New Israeli Shekels in accordance with the Buying Rate Prevailing at the Bank for U.S. dollars (but without deducting the conversion fee or any tax, levy or mandatory or other payments and the like) whatever it may be on the Credit Facility Start Date. The amount of the handling fee that is presented above may vary if there is a change in the Fee List of the Bank or in the exchange rate mentioned below between the date of drawing up this Letter and the Facility Start Date and, if the Facility Amount is denominated in U.S. dollars, if there is a change in the exchange rate referred to above.

☒ As agreed between us and the Bank. If the Facility Amount is denominated in U.S. dollars, then, for the purpose of determining the amount of the fee referred to above, the Facility Amount will be calculated in New Israeli Shekels in accordance with the Buying Rate Prevailing at the Bank for U.S. dollars (but without deducting the conversion fee or any tax, levy or mandatory or other payments and the like) whatever it may be on the Credit Facility Start Date. The amount of the handling fee that is presented above may vary if the Facility Amount is denominated in U.S. dollars if there is a change in the exchange rate referred to above.

11.1.4	Date of collection of the fee - On the Credit Facility Start Date unless stated otherwise.
11.2	☒ Allocation of credit - Large Business (select one of the following):
11.2.1	☐ Fee in respect of the allocation of a credit facility
11.2.1.1	In respect of the allocation of the Credit Facility for the term commencing on the Facility Start Date or the Facility Renewal Date, as the case may be, until the Facility End Date, you will pay the Bank an

“allocation of credit - large business” fee (hereinafter: the “Fee”).

11.2.1.2	The Fee will be in the annual amount of % of the Facility Amount, which is (select one of the following):

☐As provided in the fee list of the Bank as of the date of the drawing up of this Letter (this percentage and also the amount of the Fee that is derived from it may be changed from time to time, inter alia, if there is a change in the fee list of the Bank).

☐As agreed between you and the Bank (not less than the minimum amount and not more than the maximum amount provided in the fee list of the Bank, if any such amounts are provided).

11.2.1.3	The annual amount of the Fee will be calculated as the product of the Revalued Facility Amount and the annual amount of the Fee specified above. As of the date of the drawing up of this Letter, the amount of the Fee is NISper year (hereinafter: the “Fee Amount”).

11.2.1.4

If the Facility Amount is denominated in U.S. dollars, then, for the purpose of calculating the Fee Amount, the Revalued Facility Amount will be calculated in New Israeli Shekels each day during the term in respect of which the Fee is being paid in accordance with the Representative Rate of the U.S. dollar and in accordance with the Representative Rate of each of the other currencies in which the Credit Facility may be utilized in which the Overdraft Facility Amounts have been advanced as of the date of the relevant calculation. The Fee Amount may be changed, inter alia, if there is a change in the Representative Rate of the U.S. dollar or the Representative Rate of any of the other currencies in which the Facility may be utilized, as stated above.

11.2.1.5	The Fee Amount will be paid by you proximate to the beginning of (select one of the following):

☐Each calendar month, in respect of the previous month.

☐Each calendar quarter, in respect of the previous quarter.

11.2.2	☒ Fee in respect of the non-utilization of the Credit Facility:
11.2.2.1

In respect of each day of the term commencing with the Facility Start Date or the Facility Renewal Date, as the case may be, until the Facility End Date on which the all or part of the Credit Facility is not utilized (hereinafter: a “Non-Utilization Day”), you will pay the Bank an “allocation of credit - large business” fee (hereinafter: the “Fee”).

11.2.2.2	The Fee will be in the annual amount of 0.29%, which is (select one of the following):

☐As provided in the fee list of the Bank as of the date of the drawing up of this Letter (this percentage and also the amount of the Fee that is derived from it may be changed from time to time, inter alia, if there is a change in the fee list of the Bank).

☒ As agreed between you and the Bank (not less than the minimum amount and not more than the maximum amount provided in the fee list of the Bank, if any such amounts are provided).

11.2.2.3

The amount of the fee for each Non-Utilization Day will be calculated as the product of the Unutilized Daily Balance, whatever that may be on the relevant day, and the annual percentage of the Fee specified above divided by the complete number of days in the calendar year in which the calculation is being made (365 or 366, as the case may be). As of the date of the drawing up of this Letter, the maximum amount of the Fee (on the assumption that the Credit Facility is not utilized at all for a year) is NIS per year (hereinafter: the “Fee Amount”).

11.2.2.4

If the Facility Amount is denominated in U.S. dollars or the amount of credit that is utilized on account thereof is denominated in U.S. dollars or any other foreign currency, then, for the purpose of calculating the Fee Amount, the Revalued Facility Amount and the Unutilized Daily Balance will be calculated in New Israeli Shekels each day during the term in respect of which the Fee is being paid in accordance with the Representative Rate of the U.S. dollar and in accordance with the Representative Rate of each of the other currencies in which the Credit Facility may be utilized in which the Overdraft Facility Amounts or the amounts of credit of other types that have been utilized on account of the Credit Facility have been advanced as of the date of the relevant calculation. The Fee Amount may be changed, inter alia, if there is a change in the Representative Rate of the U.S. dollar or the Representative Rate of any of the other currencies in which the Facility may be utilized, as stated above.

11.2.2.5	The Fee Amount will be paid by you on the first business day of (select one of the following):

☐Each calendar month, in respect of the previous month.

☒ Each calendar quarter, in respect of the previous quarter.

(hereinafter: the “Fee Payment Dates”).

11.3 ☐ Allocation of credit - small business

11.3.1	Except where the Facility Amount is denominated in U.S. dollars, in respect of the allocation of the

Credit Facility for the term commencing on the Facility Start Date or the Facility Renewal Date, as the case may be, until the Facility End Date, you will pay the Bank an “allocation of credit - small business” fee (hereinafter: the “Fee”).

11.3.2	The Fee will be in the annual amount of % of the Facility Amount, which is (select one of the following):

☐As provided in the small businesses fee list of the Bank as of the date of the drawing up of this Letter (this percentage and also the amount of the Fee that is derived from it may be changed from time to time, inter alia, if there is a change in the small businesses fee list of the Bank).

☐As agreed between you and the Bank (not less than the minimum amount and not more than the maximum amount provided in the fee list of the Bank, if any such amounts are provided).

11.3.3

Method of calculation of the Fee - The amount of the Fee will be calculated on each of the Fee Payment Dates, as set forth below, in respect of the period from the relevant Fee Payment Date (including that date) to the next Fee Payment Date (not including that date) or until the Facility End Date, whichever is earlier, as the product of the Revalued Facility Amount and the annual amount of the Fee specified above. As of the date of the drawing up of this Letter, the annual amount of the Fee is NIS per year (hereinafter: the “Fee Amount”).

11.3.4	Fee Payment Date - The amount of the Fee will be paid by you (select one of the following):

☐On the Facility Start Date and, thereafter, on the first business day of each calendar month.

☐On the Facility Start Date and, thereafter, on the first business day of each calendar quarter. (hereinafter: the “Fee Payment Dates”)

If the Fee is debited from the account in advance in respect of a period during which the Facility will not be in effect, the account will be credited with the pro rata amount in respect of such period.

11.3.5	Small Business that is reclassified as a Large Business

As of the date of the drawing up of this Application, for the purpose of managing the account and in accordance with the information provided by you to the Bank, you are defined in the books of the Bank as a Small Business. If your definition in the books of the Bank is changed at any time for the purpose of managing the account from a Small Business to a Large Business (hereinafter, respectively: the “Updated Classification” and the “Update Date”), then, from the Update Date and for as long as the Updated Classification applies to you:

11.3.5.1

If it is provided in Section 11.3.2 above that the Fee will be collected as provided in the small businesses fee list of the Bank, then, from the Update Date and for as long as the Updated Classification applies to you, the amount of the fee specified in section 11.3.2 above will be changed and will be as provided in the large business fee list of the Bank (this percentage and also the amount of the Fee that is derived from it may be changed from time to time, inter alia, if there is a change in the large businesses fee list of the Bank). As of the

date of the drawing up of this Letter, the annual amount of the allocation of credit - large business fee is    . The annual amount of the Fee will be calculated as the product of the Revalued Facility Amount and the annual amount of the Fee specified in this Section

11.3.5.1above. As of the date of the drawing up of this Letter, the amount of the allocation of credit - large business fee is     NIS per year.

11.3.5.2	If it is provided in Section 11.3.2 above that the fee will be collected in accordance with that which is agreed between you and the Bank, the amount of the Fee that is specified in Section

11.3.2above will not change.

Additionally, the Fee Amount stated in this section will be paid by you proximate to the beginning of (select one of the following):

☐Each calendar month, in respect of the previous month.

☐Each calendar quarter, in respect of the previous quarter.

12.General

12.1	In any case in which the Bank may perform any act pursuant to this Letter, it is not required to do so.
12.2	This Letter will enter into effect subject to its signature by you in the form specified at its foot, and its return to the Bank by no later than the Facility Start Date.
12.3

This Letter and the other Credit Documents will complement each other and will be interpreted as being supplemental to each other. If a discrepancy is discovered between the terms and conditions stated in this Letter and those in the other Credit Documents in respect of any of the matters addressed in this Letter, the provisions of this Letter will control, unless explicitly provided otherwise.

12.4

The rights of the Bank pursuant to this Letter stand alone and are independent of each other and are further and in addition to, and do not derogate from, any right that the Bank has or will have by law or pursuant to the other Credit Documents.

12.5	This Letter is addressed to you alone and does not create any undertaking of the Bank in favor of any third party. Your rights under this Letter may not be assigned or transferred in any way.

13.Interpretation and definitions

13.1	The section headings in this letter are provided for the sake of convenience only and may not be used for the purpose of the interpretation of this Letter.
13.2	The appendices to this Letter constitute an integral part hereof and are equally as binding as the rest of its terms.
13.3	The following terms will have the meaning set forth against them:
13.3.1	“Credit” - Each of the types of credit that are specified in Section 4 above that is utilized by you on account of the Credit Facility in the Facility Accounts.
13.3.2

“Representative Rate” - As of each relevant calculation date - the representative exchange rate for the relevant foreign currency most recently published by the Bank of Israel before the day on which the calculation is made or, if the Bank of Israel does not publish the representative exchange rate for the relevant foreign currency on the customary date, another exchange rate for that foreign currency that is most recently published by a competent authority before the date on which the calculation is made and which will be determined by the Bank to be the representative rate for that foreign currency for all of the customers of the Bank.

13.3.3

“Average Rate” - The accounting average between the Selling Rate Prevailing at the Bank (excluding any discounts and benefits and not including any conversion fee, tax, levy, mandatory or other payments and the like) of any foreign currency and the Buying Rate Prevailing at the Bank (excluding any discounts and benefits and not including any withholding tax, levy, mandatory or other payments and the like) of the same foreign currency.

13.3.4	“Fee Rules” - The Banking Rules (Service to the Customer) (Fees), 5768-2008
13.3.5

“Credit Documents” - This Letter, the documents for the opening of the Facility Accounts, all of the other documents that you have signed or will sign in connection with the Credit and any other document that is intended to amend or replace any such documents or that is expressly provided to constitute part of any of them.

13.3.6

“Credit Amounts” - Any amount that you owe or will owe to the Bank in respect of, or in connection with, the Credit Facility and the Credit, including amounts of principal, interest, default interest, fees, expenses, linkage differentials and any other amount pursuant to any of the Credit Documents.

13.3.7

“Overdraft Facility Amounts” - If overdraft facilities are part of the types of Credit that are included in the types of Credit that may be utilized, as stated in Section 4 above, the aggregate amount of all of the overdraft facilities of the type that you may utilize on account of the Credit Facility that have been allocated to you in the Facility Accounts, if any, and that are in effect on the relevant date for calculating the fee referred to in Section 11.2 above.

13.3.8

“Unutilized Daily Balance” - The Revalued Facility Amount less all of the balances of the Credit Amounts that are not on account of a Credit Facility allocated in a current account that have been made available to you on account of the facility in any of the Facility Accounts and that have not yet been repaid by the relevant calculation date (even if the agreed repayment date of any such Credit Amounts has not yet arrived).

13.3.9	“Revalued Facility Amount” - The Facility Amount less the Overdraft Facility Amounts that are in effect on the relevant calculation date.
13.3.10	“Large Business” - A corporation that is not a Small Business.
13.3.11	“Small Business” - As this term is defined in the Fee Rules.
13.3.12

“Selling Rate Prevailing at the Bank” - The exchange rate for “transfers/checks/cash - selling” that is published from time to time by the Bank on the Branch Board and on the website of the Bank and that relates to the purchase of relevant foreign currency by us from the Bank on any relevant date plus the conversion fee, any tax, levy or mandatory or other payments.

13.3.13

“Buying Rate Prevailing at the Bank” - The exchange rate for “transfers/checks - buying” that is published from time to time by the Bank on the Branch Board and on the website of the Bank and that relates, as the case may be, to the sale of foreign currency by us to the Bank on any relevant date less the conversion fee, any tax, levy or mandatory or other payments and the like.

14.Additional terms:

Sincerely yours,

Bank Hapoalim B.M.

To

Bank Hapoalim B.M.

We, the undersigned, agree to that stated in this Letter above and undertake to act accordingly. We confirm that the Bank provided us with a copy of this Letter and gave us a reasonable opportunity to review it before we signed it.

Name	Identification No.	Date	Signature
Noa Frig	* * *	30/1/25	/s/ Noa Frig Ben-David